UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOE FINANCIAL SERVICES OF VIRGINIA, INC.

April 16, 2004

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on May 14, 2004. The business session only will be held at the Tappahannock-Essex Fire Department meeting hall on Airport Road starting at 11:00 a.m.

Following the Annual Meeting, the Shareholders’ Luncheon will be served at Lowery’s Restaurant at approximately 12:00 noon. There will be no program or business conducted at the luncheon.

At the Annual Meeting, you will vote on the election of three directors to serve on the Holding Company Board for a three-year term and the ratification of the Board’s selection of Yount, Hyde & Barbour, P.C. as auditors for the Company for the year 2004. Your Board unanimously supports these individuals as directors and Yount, Hyde & Barbour, P.C. as auditors and recommends that you vote FOR them as directors and auditors.

We encourage you to attend the meeting where you can pick up your luncheon ticket to join us for lunch. So that we may plan appropriately, please return the reservation card in the enclosed postage paid envelope with your proxy.

We look forward to greeting all our shareholders on May 14, 2004.

Sincerely,

/s/ George M. Longest, Jr. George M. Longest, Jr. President and Chief Executive Officer

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BOE Financial Services of Virginia, Inc. (the “Company”) will be held at the Tappahannock Essex Volunteer Fire Department on May 14, 2004, at 11:00 A.M., for the following purposes:

(1) To elect three Class I directors to serve on the Company’s Board of Directors until the 2007 annual meeting of shareholders and until their successors are elected;

(2) To ratify the selection of Yount, Hyde & Barbour, P.C., Certified Public Accountants, as the independent auditors of the Company for 2004; and

(3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Only shareholders of record of the Company’s common stock at the close of business on April 2, 2004 are entitled to notice of and to vote at this Annual Meeting or any adjournment or postponement thereof.

The Board of Directors believes that the above proposals are in the best interests of the Company and its shareholders and therefore recommends that you vote “FOR” each proposal.

You are cordially invited to attend a luncheon hosted by the Company at Lowery’s Restaurant immediately following the adjournment of the Annual Meeting of Shareholders at approximately 12:00 P.M. Luncheon tickets should be picked up at the business session of the Annual Meeting at the Fire Hall.

It is important that your shares be represented and voted. Please mark, date and sign the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted. You are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ BRUCE E. THOMAS
BRUCE E. THOMAS
Senior Vice President/Chief Financial Officer
and Corporate Secretary

April 16, 2004

BOE Financial Services of Virginia, Inc.

323 Prince Street

Tappahannock, Virginia 22560

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 14, 2004

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of BOE Financial Services of Virginia, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 14, 2004, at 11:00 A.M., at the Tappahannock Essex Volunteer Fire Department and any adjournment or postponement thereof (the “Annual Meeting”). The matters to be considered and acted upon are described in the foregoing notice of the Annual Meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about April 16, 2004 to all holders of record of the Company’s common stock, $5.00 par value (the “Common Stock”), at the close of business on April 2, 2004.

Revocation and Voting of Proxies

Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has exercised a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Corporate Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

Voting Rights of Shareholders

The holders of record of 1,184,542 shares of Common Stock outstanding on April 2, 2004 will be entitled to one vote for each share held on all matters coming before the Annual Meeting. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the Annual Meeting can elect all of the directors to be elected at the meeting.

Except for the election of directors, action on matters submitted to a vote of the shareholders at the Annual Meeting will be approved if a quorum is present and the votes cast in favor of the matter constitute a majority of the votes cast for or against the matter. With respect to the election of directors, the three nominees receiving the greatest number of votes cast for the election of directors will be elected, assuming a quorum is present at the Annual Meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Shares for which the holder has elected to abstain or withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

Solicitation of Proxies

The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company, without compensation, other than regular compensation, may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

The following table sets forth certain information, as of April 2, 2004, about beneficial ownership of the Common Stock of the Company for each director, director nominee, certain executive officers and for all directors, director nominees, and executive officers of the Company as a group.

Name (1)	Number of Shares as of April 2, 2004 (2)	Beneficially Owned Percent of Class
Named Executive Officer and Director:
George M. Longest, Jr. (3)	4,240	*

Directors:
R. Harding Ball (4)	3,300	*
R. Tyler Bland, III (5)	9,316	*
L. McCauley Chenault (6)	2,383	*
Alexander F. Dillard, Jr. (7)	20,630	1.7%
George B. Elliott (8)	3,314	*
Frances H. Ellis (9)	5,184	*
Page Emerson Hughes, Jr. (10)	400	*
Philip T. Minor (11)	13,078	1.1%
William Guy Townsend (12)	3,315	*
All Directors and Executive Officers as a group (14 persons)	67,028	5.7%

*	Represents less than 1% of the total outstanding shares of the Company’s common stock.
(1)	The address of each shareholder is Bank of Essex, P.O. Box 965, Tappahannock, Virginia 22560.
(2)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.
(3)	Includes 526 vested option grants awarded to Mr. Longest pursuant to the Company’s Stock Option Plan for Employees, which may be exercised as described under the heading Stock Incentive Plan contained in this proxy statement on page 11. Includes 453 shares held for Mr. Longest’s children and 3,261 shares held jointly with his spouse.
(4)	Includes 91 vested option grants awarded to Mr. Ball pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11. Includes 209 shares held in a Non-Qualified Phantom Stock Plan.
(5)	Includes 93 vested option grants awarded to Mr. Bland pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11. Includes 1,170 shares held by Mr. Bland’s spouse and 1,500 shares representing a one-half interest in a trust.
(6)	Includes 181 vested option grants awarded to Mr. Chenault pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11.
(7)	Includes 218 vested option grants awarded to Mr. Dillard pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11. Includes 13,681 shares owned by Dillard Associates P.C. Pension Trust, of which Mr. Dillard is the sole beneficiary, and 200 shares held by Mr. Dillard’s spouse.
(8)	Includes 218 vested option grants awarded to Mr. Elliott pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11. Includes 800 shares held by Mr. Elliott’s spouse.

(9)	Includes 114 vested option grants awarded to Mrs. Ellis pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11. Includes 145 shares held by Mrs. Ellis’ spouse.
(10)	Includes 100 shares held by Mr. Hughes’ spouse.
(11)	Includes 278 vested option grants awarded to Mr. Minor pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11. Includes 538 shares held by Mr. Minor’s spouse.
(12)	Includes 181 vested option grants awarded to Mr. Townsend pursuant to the Company’s Stock Option Plan for Outside Directors, which may be exercised as described under the heading Stock Option Plan for Outside Directors contained in this proxy statement on page 11. Includes 300 shares held by Mr. Townsend’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and designated executive officers, and any persons who own beneficially more than 10% of the outstanding shares of the Company’s common stock, to file with the Securities and Exchange Commission (the “SEC”) and the NASDAQ SmallCap Market reports disclosing changes in such ownership. The granting of options under the Company’s Stock Incentive Plan and Stock Option Plan for Outside Directors on October 23, 2003 for all directors and executive officers were not reported timely as a result of confusion in the application of requirements under the Sarbanes-Oxley Act. Additionally, the exercise of 20 options by Mr. Bland on December 30, 2003 and the purchase of $4,994.54 in a Non-Qualified Phantom Stock Plan on behalf of R. Harding Ball were not reported according to the specified guidelines. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations, all other transactions by the Company’s directors and designated executive officers were filed timely to comply with their respective Section 16(a) filing requirements.

PROPOSAL ONE

ELECTION OF DIRECTORS

DIRECTORS

The Company’s Board is divided into three classes (I, II and III). The term of office for Class I directors will expire at the Annual Meeting. The persons named immediately below, who currently serve as the only Class I directors of the Company, will be nominated to serve as Class I directors. If elected, the nominees will serve until the Annual Meeting of Shareholders held in 2007. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason a person named as nominee below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for such other person as the Board of Directors may designate.

Page Emerson Hughes, Jr. was appointed to the Board as a Class II director in February 2004.

William Guy Townsend is retiring from the Board effective with the Annual Meeting of Shareholders on May 14, 2004. Mr. Townsend serves as a Class II director.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected.

NOMINEES FOR ELECTION

CLASS I DIRECTORS

(To Serve until 2007 Annual Meeting)

NAME (AGE)	SERVED AS DIRECTOR SINCE (1)	PRINCIPAL OCCUPATION FOR THE LAST FIVE YEARS
George M. Longest, Jr. (43)	1999	President/Chief Executive Officer of the Company since January 1, 1999. Employed by the Company in various capacities since February 1989.

R. Harding Ball (59)	1999	President of Ball Lumber Co., Inc.

George B. Elliott (69)	1982	Real estate developer & consultant. Retired President of Brooks & Elliott, Inc. a building contractor on December 31, 1999.

REMAINING CLASS II DIRECTORS

(Serving until 2005 Annual Meeting)

L. McCauley Chenault (52)	1987	Managing attorney in Chenault Law Offices, PLC and practicing law since 1980.

R. Tyler Bland, III (60)	1996	President & agent for Tidewater Realty since 1996.

Page Emerson Hughes, Jr. (60)	2004	Owner and operator of Holiday Barn, Ltd. Glen Allen, Virginia.

REMAINING CLASS III DIRECTORS

(Serving until 2006 Annual Meeting)

Philip T. Minor (69)	1974	Partner in Philip Minor Farms in St. Stephens Church, Virginia.

Alexander F. Dillard, Jr. (65)	1982	A partner in the law firm of Dillard & Katona, in Tappahannock, Virginia.

Frances H. Ellis (59)	1995	Operator of landscaping business since retiring as Treasurer of Essex County in 1999.

(1)	Each director, with the exception of Mr. Hughes, has served on the Board of Directors of the Company since the Bank of Essex became a wholly owned subsidiary of the Company on July 1, 2000 in a tax-free transaction. Each of the above named individuals served as a Director for the Bank of Essex and became Directors of the holding company on the transaction date.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS AND COMMITTEES

General

The business and affairs of BOE Financial Services of Virginia, Inc. are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the President and CEO and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The Board of Directors has determined that the following 5 members of the Board are independent, as that term is defined under the general independence standards of the NASDAQ SmallCap Market: R. Harding Ball, R. Tyler Bland, III, George B. Elliott, Frances H. Ellis and Page Emerson Hughes.

Codes of Business Conduct and Ethics

The Audit Committee of the Board (formerly known as the Audit, Examination and Compliance Review Committee) has approved a Code of Business Conduct and Ethics for the directors and employees of the Company and its subsidiaries and a separate Code of Ethics for the Company’s chief executive officer and senior financial officers. The Codes address such topics as protection and proper use of the Company’s assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. They are available on the Company’s web site at www.bankofessex.com.

Board and Committee Meeting Attendance

There were fourteen meetings of the Board of Directors of the Company in 2003. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors and its committees of which he/she was a member in 2003.

There are no family relationships among any of the directors or among any directors and any officer. None of the directors serve as directors of other publicly held companies.

The Board of Directors has, among others, a standing Executive Committee, Audit Committee and Compensation Committee.

Executive Committee. The Executive Committee was composed of Alexander F. Dillard, Jr., George B. Elliott, George M. Longest, Jr., and Philip T. Minor as permanent members with other members rotating quarterly. The rotating members were Mr. Robert H. Ball for the first quarter of 2003, Mr. L. McCauley Chenault for the second quarter of 2003, Mrs. Frances H. Ellis and Mr. W. Guy Townsend for the third quarter of 2003 and Mr. R. Tyler Bland III for the fourth quarter of 2003. The Executive Committee is charged with counseling management on current practices, approving loans, either secured or unsecured, and reviewing all loans made and accounts opened. The Executive Committee met twelve times in 2003.

Audit Committee. The Audit Committee (formerly known as the Audit, Examination and Compliance Review Committee) was composed of Mrs. Frances H. Ellis, Mr. George B. Elliott, Mr. Robert H. Ball and Mr. Philip T. Minor in 2003. The Board has determined that each of the members of the Audit Committee is independent and is financially literate. The principal responsibilities of the Audit Committee are to ensure that the Board receives objective information in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board has adopted a written charter for the Audit Committee. The Audit Committee Charter is set forth in Appendix A to this Proxy Statement and is available on the Company’s web site at www.bankofessex.com.

The Audit Committee met four times in 2003. For additional information regarding the Audit Committee, see “Report of the Audit Committee” on page 9 of this Proxy Statement.

Compensation Committee. The Compensation Committee consists of Mr. W. Guy Townsend, Mr. R. Tyler Bland III, Mr. L. McCauley Chenault and Mrs. Frances H. Ellis. The members of the committee (except for Mr. Chenault) are independent directors. The Committee reviews and recommends the levels and types of compensation of officers and employees. Mr. Minor and Mr. Townsend serve as a subcommittee that administers all incentive and stock option plans for the benefit of employees and directors eligible to participate in such plans. The Committee met twice in 2003.

Compensation of the Board

Directors of the Company are paid an annual retainer of $5,000, plus $200 for attendance at each meeting of the Board and $100 for attendance at each committee meeting held on the regularly scheduled Board meeting date. Directors are paid a $200 fee for attended committee meetings called on days other than regularly scheduled Board meeting dates. Employees of the Company serving as directors or committee members do not receive any separate compensation for board or committee meetings attended.

Director Nomination Process

The Company currently does not have a separate nominating committee. The Board does not believe it needs a separate nominating committee because the full Board is comprised of a majority of independent directors (as that term is defined in the listing standards of the Nasdaq SmallCap Market) and has the time and resources to perform the function of selecting Board nominees. When the Board performs its nominating function, the Board acts in accordance with the Company’s Articles of Incorporation and Bylaws but does not have a separate charter related to the nomination process.

Shareholders entitled to vote for the election of directors may submit names of candidates for consideration by the Board if the Company receives timely written notice, in proper form, for each such recommended director nominee. To be timely for the 2005 annual meeting, the notice must be received within the time frame and in accordance with the procedures set forth in “Presentation of Matters at the 2005 Annual Meeting” on page 13 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.3 of the Company’s

Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is BOE Financial Services of Virginia, P. O. Box 965, 323 Prince Street, Tappahannock, Virginia, 22560.

In the consideration of director nominees, including any nominee that a shareholder may submit, the Board considers, at a minimum, the following factors for new directors, or the continued service of existing directors:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board and meets the applicable Sarbanes-Oxley Act and Nasdaq SmallCap Market director standards.

Communications with Directors

Any director may be contacted by writing to him or her c/o BOE Financial Services of Virginia, 323 Prince Street, P.O. Box 965, Tappahannock, Virginia, 22560. Communications to the non-management directors as a group may be sent to the same address, c/o the Corporate Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

INTERESTS OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Indebtedness and Other Transactions

Certain directors and executive officers of the Company (defined in this section to include its wholly-owned subsidiary, Bank of Essex), members of their immediate families and corporations, partnerships and other entities with which such persons are associated are customers of the Company. As such, they had transactions in the ordinary course of business with the Company during 2003 and may have additional transactions with the Company in the future. Any loans and commitments to lend included in such transactions were made in the ordinary course of business and upon substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 2003 and December 31, 2002, loans from the Company to all executive officers and directors, their immediate families and/or affiliated companies in which they are principals amounted to approximately $1,322,437 and $4,848,000, respectively. These amounts represented approximately 5.8% and 22.7% of the total equity capital of the Company as of December 31, 2003 and December 31, 2002, respectively. During 2003 and 2002, no lending relationship between the Company and any one of its executive officers or directors, their immediate families and/or corporations or other entities in which they are principal stockholders, exceeded 15% of the Company’s total equity.

Regulation O promulgated by the Federal Reserve Board and the provisions of the Federal Deposit Insurance Corporation Act of 1991 impose limitations on the amount of credit that may by extended by a state banking company such as the Company’s subsidiary, Bank of Essex, to its directors, executive officers and related persons. Management believes it is in compliance with these limitations.

Chenault Law Offices, PLC serves as counsel to the Company. L. McCauley Chenault, a principal of Chenault Law Offices, PLC is a director of the Company.

The law firm of Dillard & Katona also serves as counsel to the Company. Alexander F. Dillard, Jr., a partner in the firm, is a director of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s Report to Shareholders, which follows, was approved and adopted by the Committee on March 11, 2004 and ratified by the Board of Directors on March 25, 2004. The voting members of the Committee are all independent directors, in the business judgment of the Board, as that term is defined in the listing standards of the Nasdaq Small Cap Market. The Board and the Committee have not currently designated a member of the committee an “audit committee financial expert.” The Board, however, believes that each of the current members of the Committee have the ability to understand financial statements and generally accepted accounting principles, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions, and are therefore financially literate.

The Committee has reviewed and discussed the audited financial statements with management, discussed with Yount, Hyde & Barbour, P.C., the Company’s independent auditors, the matters required by Statement of Accounting Standards No. 61, received communications from the auditors as to their independence, and discussed independence with the auditors. In discharging their oversight responsibility as to the audit process, the Board of Directors and the Committee obtained written disclosures and the letter from Yount, Hyde & Barbour, P.C. required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as may be modified or supplemented, and have discussed with Yount, Hyde & Barbour, P.C. its independence.

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The following fees were paid to Yount, Hyde & Barbour, P.C., the Company’s certified public accountants, for services provided for the year ended December 31, 2003:

	2003		2002
	Fees	Percentage	Fees	Percentage
Audit fees	$47,809	62.4%	$46,841	42.9%
Audit - related fees	23,113	30.2%	34,310	31.4%
Tax fees	5,653	7.4%	7,496	6.9%
Other fees	—	0.0%	20,492	18.8%

	$76,575	100.0%	$109,139	100.0%

A description of these fees is as follows:

Audit fees: Audit and review services, consents, and review of documents filed with the SEC.

Audit-related fees: Information technology audit; agreed upon procedures engagements for FHLB collateral verification, public deposit balances, EDP, and ACH; and consultation regarding financial accounting and reporting standards.

Tax fees: Preparation of federal and state income tax returns and consultation regarding tax compliance issues.

Other fees: Agreed upon procedures engagement related to the internal audit function.

All audit services, tax services and other services, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Based on the discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors ratified that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, for filing with the SEC.

Frances H. Ellis, Chairman; Audit Committee

George B. Elliott

R. Harding Ball

Philip T. Minor

EXECUTIVE COMPENSATION

Compensation

The following table provides information on the total compensation paid or accrued during the fiscal years indicated below to the president and chief executive officer of the Company and the Bank, no other executive officer received total annually salary and bonus of more than $100,000 during any of the last three fiscal years. The principal officers of the Company do not receive any compensation in their respective capacities as such, but are paid by Bank of Essex for their services as officers of Bank of Essex.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				(1) All Other Compensation
		Salary		Bonus
George M. Longest, Jr. President and Chief Executive Officer	2003 2002 2001	$ $ $	111,000 103,000 97,000	$ $ $	200 200 200	$ $ $	11,459 9,520 7,975

(1)	Of this amount, $2,305, $2,060, and $1,950 represents the Company’s contribution to Mr. Longest’s account under the Company’s 401(k) plan for 2003, 2002, and 2001, respectively, $4,154, $3,460, and $3,625 represents contributions by the Company to a flexible dollars program to be used to purchase basic health care and life insurance for 2003, 2002, and 2001, respectively, and $5,000, $4,000, and $2,400 represents contributions by the Company to Mr. Longest’s Director Deferred Compensation Plan.

EMPLOYEE BENEFIT PLANS

Retirement Plan

The Bank participates in the Virginia Bankers Association Master Defined Benefit Pension Plan (the “Retirement Plan”), a defined benefit pension plan qualified under the Internal Revenue Code of 1986, as amended (the “Code”). The annual retirement benefit is the sum of (1) 1.60% of “Average Annual Compensation” (highest five consecutive calendar years’ W-2 compensation) multiplied by years of service up to a maximum of 20 years, (2) 0.75% of Average Annual Compensation multiplied by years of service in excess of 20 years up to a maximum of 35 years, and (3) 0.75% (reduced to 0.70% or 0.65%, depending upon the participant’s Social Security retirement age) of Average Annual Compensation in excess of Covered Compensation multiplied by years of service up to a maximum of 35 years. “Covered Compensation” is the average of the Social Security taxable wage bases for the calendar year period ending with the last day of the calendar year preceding the calendar year in which the participant attains his or her Social Security retirement age.

The following table shows the estimated annual pension benefit payable to a covered participant at normal retirement age under the Retirement Plan for employees of the Company.

Pension Plan Table

	Years of Service
Average Compensation	15	20	25	30	35
$25,000	$6,000	$8,000	$8,938	$9,875	$10,813
50,000	13,188	17,583	19,854	22,125	24,396
75,000	22,000	29,333	33,479	37,625	41,771
100,000	30,813	41,083	47,104	53,125	59,146
125,000	39,625	52,833	60,729	68,625	76,521
150,000	48,438	64,583	74,354	84,125	93,896
175,000	57,250	76,333	87,979	99,625	111,271
200,000 and above	66,063	88,083	101,604	115,125	128,646

Note: Based on a straight life annuity assuming full benefit at age 65, no offsets and covered compensation of $39,444 for a person age 65 in 2003. Compensation is currently limited to $200,000 by IRC regulation and includes all regular pay, overtime and regular bonuses.

As of December 31, 2003, Mr. Longest’s average annual compensation for purposes of the pension plan was $95,410 and he had been credited with 15 years of service.

Director Deferred Compensation Plan

The Company has a Director Deferred Compensation Plan (the “Deferred Compensation Plan”) pursuant to which certain directors agreed to defer receipt of Board of Directors fees earned during a 10-year period beginning in 1993. The deferred fees are payable monthly under the Deferred Compensation Plan at the later of the end of the 10-year deferral period or the director attaining the age of 65. Payments are made over a 10-year period to the director or his or her designated beneficiary, and in the event of death prior to any payments being made, there is a provision for a pre-payout death benefit to the designated beneficiary. In 1996, Bank of Essex added a defined contribution plan to the Deferred Compensation Plan. At December 31, 2003 Mr. Longest’s deferred Board of Director’s fees under the Deferred Compensation Plan totaled $16,200.

401(k) Plan

The Company has a thrift savings plan qualified under Section 401(k) of the Code (the “401(k) Plan”). Employees over the age of 21 are eligible to begin participation in the 401(k) Plan the January 1 or July 1 following completion of six months of employment. Employees may contribute up to 98% of their base compensation before tax, up to a total eligible contribution of $12,000. Each year a decision is made about the level and amount of the Company’s matching contribution based on the Company’s profits. Currently, when an eligible employee contributes up to 4% of his or her base compensation before tax, the Company contributes a 50% match. In 2003, the Company contributed $2,305 in matching funds to Mr. Longest’s account and $47,589 in the aggregate to the accounts of all 401(k) participants.

Stock Incentive Plan

The Stock Incentive Plan (the “Stock Incentive Plan”) which, has been established by the Company, is administered by the Compensation Committee of the Board of Directors of the Company. Stock options (both incentive stock options and non-statutory stock options) and restricted stock may be granted under the Stock Incentive Plan. All employees and future employees of the Company, the Bank and any other subsidiaries are eligible to receive awards under the Stock Incentive Plan if the Compensation Committee determines that they have contributed or can be expected to contribute to the success of the organization. 100,000 shares of common stock of the Company have been reserved for issuance under the Stock Incentive Plan. The Compensation Committee may provide that, upon a change of control, the options will become fully exercisable or that the restrictions on restricted stock will lapse. If not sooner terminated by the Board of Directors, the Stock Incentive Plan is in effect for a period of 10 years from its’ effective date of July 1, 2000. No options were granted under the plan in 2000. Grants made on January 16, 2001 are currently 75% vested and are reflected in the beneficial ownership table on page 3 (the “Beneficial Ownership Table”). Additional grants were made on June 27, 2002 (25% vested), and October 23, 2003; however, none of these granted options are vested as of the date of this proxy statement.

Stock Option Plan for Outside Directors

The Company has adopted a stock option plan for outside directors (the “Directors Plan”). Options granted under the Directors Plan will be non-statutory stock options. All directors who are not full-time employees of the Company or a subsidiary will automatically receive options under the Directors Plan as determined by the Board immediately upon becoming directors of the Company.

Stock options issued under the Directors Plan are exercisable for ten years after the date of grant, with certain exceptions. If the option holder ceases to be a member of the Board because of death or disability, the options will be exercisable until the earlier of two years after the date the option holder ceases to be a member of the Board or ten years after the date of grant. If the option holder ceases to be a member of the Board for any other reason, the options will be exercisable until the earlier of three months after the option holder ceases to be a member of the Board or ten years from the date of grant. If the option holder dies after he or she ceases to be a member of the Board but within the period during which his options are still exercisable, the options may be exercised by his or her legatees, distributes or the personal representative of his or her estate until the earlier of two years after the option holder ceases to be a member of the Board or ten years after the date of grant.

Options generally are not transferable and will be exercisable during the lifetime of the option holder only by the option holder or the option holder’s legal representative. However, the option holder may transfer, for no consideration, options to a member of his or her immediate family, to a trust or trusts for the benefit of a member of his or her immediate family, to a partnership, limited liability company or other entity where the only interest holders are members of the option holder’s immediate family.

The purchase price of each share of common stock covered by an option will be equal to its fair market value on the date the option is granted. 10,000 shares of common stock of the Company have been reserved for issuance under the Directors Plan. If not sooner terminated by the Board of Directors, the Stock Incentive Plan is in effect for a period of 10 years from its’ effective date of July 1, 2000. No grants were made in 2000. Grants made on January 16, 2001 are currently 75% vested and are reflected in the beneficial ownership table on page 3 (the “Beneficial Ownership Table”). Additional grants were made on June 27, 2002 (25% vested), and October 23, 2003; however, none of these granted options are vested as of the date of this proxy statement.

Employment Continuity Agreements

The Company, through the Bank of Essex, has entered into employment continuity agreements (the “Continuity Agreements”) with each of George M. Longest, Jr., Bruce E. Thomas, K. Wayne Aylor, Terrell D. Vaughan, Suzanne S. Rennolds and Bonnie S. Courtney (the “Executives” and/or “Executive”) in order to secure their continued services and enable them to devote their full efforts to the Company and the Bank of Essex in the event of a change of control of the Company. Under the Continuity Agreements, each Executive is entitled to certain salary continuance benefits, welfare continuance benefits and outplacement services if the Company terminates his or her employment for any reason other than cause, or if the Executive terminates for certain specific reasons, set forth below, within two years following a change of control.

The salary continuance benefit is an amount equal to two times, in the case of Messrs. Longest and Thomas, and one time, in the case of the other Executives, the sum of the Executive’s base salary in effect as of the change of control date plus the maximum cash bonus payable to him or her. If the Executive applies for or accepts employment with the Company within five years of his termination of employment, the Executive is required to repay to the Company the entire amount of the salary continuance benefit.

Under the welfare continuance benefit, the Executive and his dependents will continue to be covered, for a one-year period following the Executive’s termination of employment, under all welfare plans in which the Executive and his dependents were participating prior to the date of termination. Welfare plans include any health or dental plans, disability plans, survivor income plans or life insurance plans maintained by the Company. The Company will pay all or a portion of the costs of the benefit on the same basis as is applicable to active employees. The welfare continuance benefit will cease if the Executive obtains coverage under one or more welfare plans of a subsequent employer and that provide equal or greater benefits to the Executive and his dependents.

The outplacement services provided for under the Continuity Agreements include job search and interview skill services. The services will be provided by a regionally recognized outplacement organization selected by the Executive with approval of the Company. The services are available for up to one year after the Executive’s termination of employment.

In order for the Executive to be entitled to receive benefits in the case of voluntary termination of employment, he or she must voluntarily terminate employment within two years following a change of control of the Company for one of the following reasons: (a) a decrease in his or her aggregate base salary and incentive bonus opportunity or a significant reduction in the amount of additional benefits or perquisites provided to him or her as of the date of the change of control, (b) a decrease in his or her authority, duties or responsibilities as determined as of the date of the change of control, or (c) the assignment of duties to him or her that are inconsistent with his or her duties and responsibilities as of the date of change of control. The Executive must initiate the termination and must terminate employment within 90 days of one of these events in order to be entitled to benefits. Benefits will not be payable if the action is isolated, insubstantial or inadvertent and not taken in bad faith, and remedied by the Company within 15 days after receipt of notice thereof given by the Executive.

A change of control of the Company will be deemed to occur if any person or group becomes a beneficial owner of 20% or more of the combined voting power of the Company’s outstanding securities that may be cast for election of directors, other than as a result of an issuance of securities initiated by the Company or open market purchases approved by the Board, so long as the majority of the Board approving the purchases is also the majority at the time the purchases are made, or, if as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Board before any such transactions cease to constitute a majority of the Board or its successor’s board within two years of the last such transactions.

In return for payment of benefits under the Continuity Agreements, each Executive agrees to execute a written release, in such form as provided by the Company, of any and all claims the Executive may have against the Company.

PROPOSAL TWO

RATIFICATION OF SELECTION OF ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Yount, Hyde & Barbour, P.C., as the external auditors for the Company for the fiscal year ending December 31, 2004. Yount, Hyde & Barbour, P.C. rendered audit services to the Company during 2003. These services consisted primarily of the examination and audit of the financial statements of the Company, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde & Barbour, P.C. will have the opportunity to make a statement and to answer questions at the Annual Meeting if they desire to do so. The Board of Directors recommends that the Shareholders vote FOR the appointment of Yount, Hyde & Barbour, P.C.

PRESENTATION OF MATTERS AT THE 2005 ANNUAL MEETING

The Board of Directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy at the 2005 Annual Meeting of Shareholders unless the proposal is received by the Company at its main office on or after February 1, 2005 and before March 1, 2005, and the proposal complies with applicable law.

The Company’s bylaws contain procedures that shareholders must follow to present business at an annual meeting of shareholders. A shareholder may obtain a copy of these procedures from the Company’s Corporate Secretary. In addition to other applicable requirements, for business to be properly brought before the 2005 Annual Meeting, a shareholder must give notice of the matter to be presented at the meeting in a proper written form to the Company’s Secretary. The Secretary must receive this written notice at the principal offices of the Company not earlier than February 1, 2005 and not later than March 1, 2005. The Chairman of the meeting may disregard shareholder proposals not made in accordance with these requirements.

Shareholders who wish to nominate persons for election as Directors at the 2005 Annual Meeting must give written notice in accordance with the requirements of the Company’s bylaws to the Company’s Corporate Secretary not earlier than February 1, 2005 and not later than March 1, 2005. Each notice must set forth: (a) as to the shareholder giving the notice, (1) the name and address of such shareholder as they appear on the company’s stock transfer books; (2) the class and number of shares of the Company beneficially owned by such shareholder; (3) a representation that the shareholder is a shareholder of record at the time of giving the notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (4) a description of all arrangements or understandings, if any, between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made, and (b) as to each person who the shareholder wishes to nominate for election as a director (1) the name, age, business address and residence address of such person; (2) the principal occupation or employment of such person; (3) the class and number of shares of the Company which are beneficially owned by such person; and (4) all other information that is required to be disclosed about nominees for election as directors in solicitations of proxies for the election of directors under the rules and regulations of the SEC. In addition, each such notice must be accompanied by the written consent of each proposed nominee to serve as a director if elected and a statement from the proposed nominee that the information about him or her contained in the notice is correct. The Chairman of the meeting may disregard nominations not made in accordance with these requirements.

ANNUAL REPORTS TO SHAREHOLDERS

Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003. Requests for additional copies of the Annual Report on Form 10-KSB should be directed to Bruce E. Thomas, Senior Vice President and Chief Financial Officer at 323 Prince St., P.O. Box 965, Tappahannock, VA 22560.

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

Audit Committee Charter

March 25, 2004

The purpose of the Audit Committee (the “Committee”; formerly known as the Audit, Examination and Compliance Review Committee) is to represent and assist the Board of Directors in the general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. The Committee reports to the full Board of Directors on all matters within the Committee’s responsibilities. The Committee will not infringe on and does not undertake to supervise or control activities and functions properly belonging to the senior management of the Company in the normal operations of the Company.

The Committee shall be composed of no fewer than three directors determined by the Board of Directors to meet the independence and financial literacy requirements of The NASDAQ SmallCap Market (“NASDAQ”) and applicable federal law. Appointment of the Committee, including the designation of the Chairperson of the Committee, if any, and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the Board of Directors. The Committee shall review and reassess the adequacy of its charter annually. The Committee shall cause to be provided to NASDAQ such appropriate written confirmation concerning these matters as NASDAQ may from time to time require.

The independent auditors shall be ultimately accountable to the Committee on all matters pertaining to their engagement, and the independent auditors shall report to the Committee as the Board of Directors’ representative. The Committee shall encourage open communication among the Committee, independent auditors and the Company’s management regarding matters within the Committee’s responsibilities. The Committee shall establish a calendar incorporating regular reporting items it requires from independent auditors and the senior management during the fiscal year.

To carry out the Committee’s responsibilities:

1.	The Committee, as the Board of Directors’ representative, has the authority and responsibility to evaluate, appoint, compensate, retain, replace and oversee the independent auditors. The Committee shall require the independent auditors to submit periodically a formal written statement delineating all relationships between the independent auditors and the Company, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefore. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors, and for taking appropriate action in response to the independent auditors’ report to satisfy itself of their independence. More specifically, the Committee will pre-approve services to be performed by the independent auditors prior to commencement of the specified service. Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Committee must pre-approve the provision of services by the Company’s principal auditor under arrangements not in existence on May 6, 2003 prior to commencement of the specified service. The requests for pre-approval are submitted to the Committee by the Chairman of the Board of Directors, President and Chief Executive Officer, the Chief Financial Officer, or a designate of either with a statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on auditor independence.

2.	The Committee will meet with the independent auditors and the Company’s senior management to review the scope and methodology of the proposed audits for each fiscal year. The independent auditors shall provide regular reports to the Committee during the fiscal year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached. At least annually, the independent auditors and senior management will review with the Committee any audits of and recommendations relating to employee benefit plans.

3.	Senior management and the independent auditors shall review with the Committee the Company’s interim and annual financial statements, and, prior to filing with the Securities and Exchange Commission, drafts of the Company’s Quarterly Reports on Form 10-Q-SB and Annual Report on

Form 10-K-SB (or successor forms). Quarterly, the independent auditors may provide to the Committee, at the Committee’s request, a review letter as contemplated by applicable auditing standards. During each fiscal year, the independent auditors shall review with the Committee their comments and recommendations, if any, which are intended to improve the Company’s internal controls over financial accounting and reporting. The Committee will also review in detail any reports of examination issued by federal and state regulatory agencies as well as the Company’s responses thereto.

4.	The independent auditors shall discuss with the Committee matters required to be communicated by applicable auditing standards which include, among other things:

•	the independent auditors’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s financial statements;

•	the critical accounting policies and practices used by the Company;

•	any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors;

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements;

•	audit adjustments and any uncorrected financial statement misstatements; and

•	other material written communications between the independent auditors and management.

The independent auditors shall also provide to the Committee the written disclosures required by applicable independence standards and the independent auditors shall discuss with the Committee that firm’s independence from the Company and its management.

5.	The independent auditors and senior management shall identify to the Committee significant business, financial, regulatory or legal issues that may significantly impact the Company’s financial statements and internal control systems. During each fiscal year, senior management shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Company and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Company.

6.	During each fiscal year, senior management shall review with the Committee the Company’s monitoring efforts and procedures to ensure compliance with laws and governmental regulations, including without limitation compliance with consumer and other banking laws and regulations. Senior management shall provide such information to the Committee as is reasonably required to keep the Committee current on changes in accounting standards and securities and other regulations affecting the Company, as well as material developments in the industry generally and the promulgation of regulations materially affecting the industry.

7.	If the occasion arises, senior management will report as soon as possible to the Committee any material violation of laws or governmental regulations or fraud. The Committee has the authority to investigate any matter brought to its attention within the scope of its duties and to retain independent legal counsel, at its discretion and without permission from the Board of Directors or management.

8.	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

9.	The Committee shall hold at least four meetings each fiscal year. The Chairperson of the Committee, if any, has authority to call Committee meetings, to preside at such meetings and to make assignments to Committee members. The Committee will evaluate findings and recommendations of the independent auditors and make recommendations as warranted to the Board of Directors.

10.	At every meeting of the Committee where the independent auditors are present, the independent auditors shall for at least a portion of such meeting meet with the Committee without members of management present.

11.	Senior management shall report all proposed related party transactions to the Committee, and the Committee shall be responsible for the approval, review and oversight contemplated by NASDAQ with respect to any such reported transactions.

12.	The Company shall provide the Committee such support, including payment of ordinary administrative expenses and access to and use of the Company’s records, physical properties, management, staff, independent auditors, attorneys and consultants, as the Committee deems necessary to discharge its responsibilities.

13.	The Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms for such advisors.

REVOCABLE PROXY

BOE Financial Services of Virginia, Inc.

Annual Meeting of Shareholders

May 14, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS

The undersigned hereby appoint(s) Alexander F. Dillard, Jr. Philip T. Minor, and Frances H. Ellis, or any of them, the attorneys, agents and proxies of the undersigned with full power of substitution, to vote all the shares of common stock of BOE Financial Services of Virginia, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Tappahannock-Essex Volunteer Fire Hall on May 14, 2004 at 11:00 a.m. and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below.

(1)	Election of Directors - Class I Directors (To Serve Until 2007)

☐ FOR all nominees listed below (except as indicated otherwise below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

George M. Longest, Jr.

R. Harding Ball and George B. Elliott

INSTRUCTIONS:

To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

(2)	Ratification of Accountants

Ratification of the selection of Yount, Hyde & Barbour P.C., as independent public accountants of the Company for 2004.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on May 14, 2004, receipt of which is hereby acknowledged.

(Continued and to be dated and signed on reverse side)

(Continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Dated                     , 2004

                                         Signature

                                         Signature (if held jointly)

Please promptly mark, sign, date, and mail this Proxy in the enclosed envelope. No postage is required.